EXHIBIT 99.1

 Trimble Announces Stronger than Anticipated Preliminary Fourth Quarter Results
  Strong Construction and Wireless Infrastructure Demand Fuels Increased Sales

SUNNYVALE, Calif., January 27, 2003 - Trimble (Nasdaq: TRMB) today announced that it now expects to report revenues of approximately $124 million and adjusted earnings per share (EPS) between $0.26 and $0.27 for its fiscal fourth quarter ending January 3, 2003. Previous guidance given in the Company's October 24, 2002 earnings release and subsequent conference call was for revenues of $113 - $115 million and adjusted EPS of $0.18 - $0.20. On a Generally Accepted Accounting Principles (GAAP) basis the company expects EPS to be $0.13 - $0.14. Adjusted EPS excludes amortization of intangibles, a restructuring charge associated with ongoing cost cutting initiatives and a write down in a minority investment of $1.45 million. Both GAAP and adjusted EPS were calculated using approximately 29.5 million shares.

Typically, the fourth and first quarters are the Company's weakest due to seasonal weakness in many of its end markets. Despite this, in the fourth quarter, the Company expects that its Component Technologies segment will report record quarterly revenues as a result of completing the shipment of two large orders for its wireless infrastructure products. Additionally, the Company said it saw continued strong demand for its GPS land survey and machine control products in the quarter.

 "We believe the new product introductions, market initiatives and cost reductions we have put in place over the past seven quarters have meaningfully improved our competitive advantage," said Steven W. Berglund, president and chief executive officer of Trimble. "Although some of the positive revenue effects in the fourth quarter stemmed from specific customer orders that needed to be shipped prior to year's end, we remain generally optimistic that the recognition of our technology and the value proposition for our solutions is being accepted and can continue to fuel growth."

The Company will hold a conference call on Tuesday, February 4, 2003 at 8:00 AM Pacific Time to review its audited fourth quarter and year-end results. It will be broadcast live on the web at http://www.trimble.com/investors.html. A replay of the call will be available for 7 days beginning at 11:00 AM, Pacific Time. The replay number is (800) 642-1687, and the passcode is 7668003.

About Trimble
Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies, as well as wireless communications and software, to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide. For an interactive look at Company news and products, visit Trimble's Web site at http://www.trimble.com.

Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward looking statements, including those related to our revenue and GAAP and adjusted EPS projections, are subject to change, and actual results may differ from those set forth in this press release due to the fact that we have not finalized all of the data for the quarter.